Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Woody Wallace
President & CEO	EVP & CFO	The Investor Relations Company
319.356.5800	319.356.5800	312.245.2700
		wwallace@tirc.com

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Iowa City, Iowa, October 21, 2010 - MidWestOne Financial Group, Inc., (NASDAQ - MOFG) today reported results for its three and nine months ended September 30, 2010.
Net income for the third quarter of 2010 rose sharply to $2,786,000 compared with $834,000 for the same period last year. After dividends and discount accretion on the Company's preferred stock, net income available to common shareholders also rose to $2,570,000, or $0.30 per diluted share, compared with net income available to common shareholders of $618,000, or $0.07 per diluted share, in the third quarter of 2009.
Net income for the third quarter was higher than the same period in 2009 primarily due to:

•	a 10.5% increase in net interest income, which was attributable in part to a 28 basis point increase in net interest margin to 3.41% for the quarter;
•a 41.2% decrease in the provision for loan losses; and

•
a 47.2% increase in noninterest income, due primarily to a 56.3% increase in mortgage origination and loan servicing fees and the absence of any impairment losses on the Company's investment securities portfolio.

Net income year-to-date for 2010 totaled $7,395,000, more than a twofold increase compared with $2,793,000 of net income for the comparative nine months of 2009. Earnings per diluted share of $0.78 and $0.26 for the comparative year-to-date periods are based on net income available to common shareholders of $6,745,000 and $2,230,000, respectively. The increase in net income was due primarily to increased net interest income, lower provision for loan loss expense, and increased noninterest income.
"This was another quarter of progress.  I am pleased that our MidWestOne associates have embraced our strategic plan and are executing on it," stated Charles N. Funk, President and Chief Executive Officer. "While we are not yet where we want to be in terms of financial performance, we are making good strides each day to attain our goals."
Results of Operations
Net interest income for the third quarter of 2010 increased to $12,079,000, up $1,152,000, or 10.5%, from $10,927,000 for the third quarter of 2009, despite interest income on loans being lower by $892,000. The continuing low interest rate environment and its impact on deposits and borrowed funds rates was the primary cause of the higher net interest income. In addition, interest income on loan pool participations increased to $552,000 for the third quarter of 2010, compared to just $28,000 for the same period a year ago. The net interest margin for the third quarter, calculated on a fully tax-equivalent basis, amounted to 3.41% or 28 basis points higher than the 3.13% net interest margin for the third quarter of 2009. The Company posted a net interest margin of 3.46% for the first nine months, up 19 basis points from 3.27% for the same period the year before.
The provision for loan losses for the third quarter was $1,250,000, a decrease of $875,000 from $2,125,000 in the third quarter the year before. The year-to-date provision for loan losses was $4,250,000 compared with $5,975,000 for the same period in 2009. Management believes that potential problem credits have been identified and adequately reserved.
Noninterest income for the quarter rose to $3,757,000, up $1,204,000, or 47.2%, from $2,553,000 for the third quarter of 2009. This increase was primarily attributable to the absence of any impairment charges on the Company's investment securities portfolio, combined with increased mortgage origination and loan servicing fees. The Company did not recognize any impairment losses on the investment securities portfolio during the third quarter compared to an impairment loss of $1,388,000 recognized in the third quarter a year ago. Mortgage origination and loan servicing fees totaled $958,000 for the third quarter of 2010, up 56.3% from $613,000 for the same period last year. The increase in mortgage origination and loan servicing fees was attributable to higher refinancing activity in single family residential loans during the third quarter of 2010 compared to the same period of 2009, as interest rates continued their historically low levels. These improvements were partially offset by net losses on the sale of available for sale securities of $158,000 for the third quarter of 2010, compared with net gains of $491,000 for the same period of 2009.

For year-to-date 2010, noninterest income rose to $10,602,000, up $1,597,000, or 17.7%, from $9,005,000 during the same period in 2009. The primary reason for this increase was lower year-to-date 2010 impairment charges of $189,000, compared with the $2,002,000 of charges recognized in the same period of 2009. Trust and investment fees increased by $376,000, or 12.0%, from $3,121,000 for the nine months ended September 30, 2009 to $3,497,000 for the same period of 2010. These improvements were partially offset by lower mortgage origination and loan servicing fees and increased losses on the sale of fixed assets. For the nine months ended September 30, 2010, mortgage origination fees declined to $1,983,000, down $261,000, or 11.6%, from the comparable period in 2009. This decrease was due to overall lower year-to-date single family residential loan origination activity during 2010 than during the same period of 2009. Losses on the sale of fixed assets totaled $282,000 for the nine months of 2010 compared to just $3,000 for the same period of 2009. The increased losses were related to the sale of certain bank branch buildings no longer utilized.
Noninterest expense for the third quarter totaled $10,884,000, a decrease of $273,000, or 2.4%, from the $11,157,000 for the third quarter of 2009. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC insurance premiums, professional fees, data processing expense, and other operating expenses. The primary reasons for the lower noninterest expense for the quarter were a decrease in other operating expenses from $1,785,000 in the third quarter of 2009 to $1,605,000 for the same period of 2010, and a decrease in net occupancy and equipment expense from $1,729,000 for the quarter ended September 30, 2009 to $1,598,000 for the third quarter of 2010. These decreases were the result of management's cost control and efficiency efforts.
For the first nine months of 2010, all noninterest expense categories experienced decreases compared with the same nine months of 2009. The most significant changes were in professional fees, which declined $547,000 to $2,104,000 for the nine months of 2010 compared with $2,651,000 for the same period of 2009, and FDIC Insurance expense, which decreased to $2,123,000 for the nine months from $2,568,000 for year-to-date 2009. The lower professional fees were primarily due to lower costs associated with Sarbanes-Oxley compliance efforts, which were high in 2009 due to that being our first full year as an SEC reporting company.
Income tax expense was $916,000 for the third quarter compared with an income tax benefit of $636,000 for the same period in 2009, and income tax expense was $2,365,000 for the nine months ended September 30, 2010 compared with an income tax benefit of $443,000 for the same period in 2009. The increase for both the three and nine months was primarily due to increased income for both periods, and the relative amount of of tax-exempt income on municipal bonds earned during the respective periods.
Balance Sheet and Asset Quality
Total assets increased slightly to $1.55 billion at September 30, 2010 from $1.53 billion at December 31, 2009. This growth resulted primarily from increased investment in securities, somewhat offset by a decrease in loan pool participation balances and portfolio loans. The asset growth was funded by an increase in both FHLB Advances and deposits. FHLB Advances increased $6 million from $130.2 million at December 31, 2009, to $136.2 million at September 30, 2010, while total deposits at September 30, 2010 rose to $1.18 billion, an increase of $3.2 million, or 0.27%, from December 31, 2009.
Total bank loans (excluding loan pool participations and loans held for sale) were slightly lower at $956.3 million at September 30, 2010, compared with $967.0 million as of December 31, 2009. This was primarily due to a decline in construction, land development, and agriculture-related loans in the loan portfolio. Such a decrease was attributable to declining utilization rates on lines of credit and pay-downs on term debt as the economic environment caused many customers to actively reduce their borrowing position. “While loan demand in our footprint remains weak, we do see preliminary signs of increasing activity.  Overall business confidence remains a major impediment to borrowing activity,” Mr. Funk noted. At the end of the third quarter, the largest category of bank loans was commercial real estate, comprising 42% of the portfolio, of which 9% was farmland, 8% construction, and 3% multifamily. Residential real estate loans was the next largest category at 24%, then, commercial loans 23%, agricultural loans 9%, and consumer loans 2%.
During the first nine months of 2010, the Company experienced an increase in nonperforming loans. Specifically, these loans totaled $20.2 million as of September 30, 2010, or 2.11% of total bank loans, compared with $13.9 million at December 31, 2009, or 1.44% of total bank loans. This increase is primarily attributable to two agricultural loans totaling $3.3 million being added to troubled debt restructures coupled with an additional two agricultural loans totaling $7.0 million added to nonaccrual loans. These four agricultural loans have significant exposure to the hog industry. Nonperforming loans at September 30, 2010 consisted of $12.7 million in nonaccrual loans, $6.3 million in troubled debt restructures and $1.2 million in loans past due 90 days or more and still accruing. Loans past-due 30 to 89 days (not included in the nonperforming loan totals) were $8.7 million as of September 30, 2010 compared with $10.1 million as of December 31, 2009. While nonperforming loan levels increased during the first nine months of 2010, the increase has been primarily in credits that management had already identified as weak and for which it believes adequate provisions already had been made. As of the end of the third quarter, other real estate owned (not included in nonperforming loans) totaled $4.7 million, an increase of $1.1 million from December 31, 2009. This increase is primarily attributable to the bank receiving title to a mixed use development valued at $2.5 million. As of September 30, 2010, the allowance for bank loan losses was $14.9 million, or 1.55% of total bank loans, compared with $14.0 million, or 1.44% of total bank loans, at prior year end. The allowance for loan losses represented 73.7% of nonperforming loans at September 30, 2010, compared with 100.6% of nonperforming loans at December 31, 2009. Due to the early identification of potential problem loans, we expected to have a decline in the ratio of the allowance for loan losses to nonperforming loans. The bank had net loan charge-offs of $3.3 million in the first nine months of 2010, or an annualized 0.48% of average bank loans outstanding.
Loan pool participations totaled $73.3 million at September 30, 2010, down from $85.2 million at December 31, 2009. Loan pool participations are participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations. The former MidWestOne had engaged in this activity since 1988. The Company has not purchased any new loan pool participations since January 2010, and does not intend to pursue any future purchases at this time.
The Company has very minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. It does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 3.52% for the third quarter of 2010, up from 1.38% for the third quarter of 2009. Yields were 4.55% and 3.69% for the first nine months of 2010 and 2009, respectively. The net yield was higher in the third quarter of 2010 due to a stabilization of charge-off levels and payment collections in the portfolio. Including loan pool participations, the loan to deposit ratio was 87.0% as of September 30, 2010, compared with 89.2% as of December 31, 2009.
Investment securities totaled $412.0 million at September 30, 2010, or 26.5% of total assets, up from $370.9 million, or 24.2% of total assets, as of December 31, 2009. A total of $407.8 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies (22.7%), mortgage-backed securities (30.5%), and obligations of states and political subdivisions (43.8%).
Capital Adequacy
Total shareholders' equity (including the $16.0 million of senior preferred stock issued to the U.S. Treasury pursuant to the Capital Purchase Program) was $161.1 million as of September 30, 2010. The total shareholders' equity to total assets ratio was 10.37% at September 30, 2010, compared with 9.92% at December 31, 2009, while the tangible common equity to tangible assets ratio was 8.68% as of the same date, up from 8.16% at December 31, 2009. "While we believe banking conditions are better today than at any time during the past two years, we remain mindful of the importance of a strong capital base," stated Mr. Funk. "We believe that successful banking companies in the future will, in part, be those that most effectively leverage their capital and we believe we have a strong capital base to build from." Tangible common equity per share was $15.55 at September 30, 2010, up from $14.42 per share at December 31, 2009. This increase was primarily attributable to net income of $7.4 million for the nine months of 2010, less the $600,000 of dividends paid during the same period on the senior preferred stock issued to the U.S. Treasury.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:

We have traditionally disclosed certain non-GAAP ratios to evaluate and measure our operating performance and financial condition, including our net interest margin and tangible common equity to tangible assets ratio. We believe these ratios provide investors with information regarding our balance sheet profitability, financial condition and capital adequacy and how we evaluate such metrics internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
(in thousands)
Tangible Common Equity
Total shareholders' equity	$161,116	$157,387	$154,158	$152,208	$151,910
Less: Preferred equity	(15,749)	(15,733)	(15,716)	(15,699)	(15,683)
Goodwill and intangibles	(11,506)	(11,761)	(12,016)	(12,272)	(12,585)
Tangible common equity	$133,861	$129,893	$126,426	$124,237	$123,642
Tangible Assets
Total assets	$1,553,528	$1,563,548	$1,542,061	$1,534,783	$1,529,676
Less: Goodwill and intangibles	(11,506)	(11,761)	(12,016)	(12,272)	(12,585)
Tangible assets	$1,542,022	$1,551,787	$1,530,045	$1,522,511	$1,517,091
Tangible common equity/tangible assets	8.68%	8.37%	8.26%	8.16%	8.15%

	Three Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,	Three Months Ended September 30,	Nine Months Ended September 30,
	2010	2010	2009	2009	2009
(in thousands)
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$12,079	$36,002	$45,115	$10,927	$33,725
Plus tax equivalent adjustment:
Loans	80	245	418	75	268
Securities	487	1,528	2,149	547	1,607
Tax equivalent interest income (1)	$12,646	$37,775	$47,682	$11,549	$35,600
Average interest earning assets	$1,471,439	$1,458,713	$1,457,599	$1,465,826	$1,456,002
Net interest margin	3.41%	3.46%	3.27%	3.13%	3.27%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34%

Cautionary Note Regarding Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength and the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and fees; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company's loan and securities portfolios, demand for loan products and deposit flows; (5) changes in the assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates; (6) the effects of competition and the overall demand for financial services in the Company's respective market areas; (7) our ability to implement new technologies and develop and maintain secure and reliable electronic systems; (8) changes in accounting principles, policies, and guidelines; (9) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; and (10) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$20,372	$25,452
Interest-bearing deposits in banks	5,375	2,136
Federal funds sold	—	—
Cash and cash equivalents	25,747	27,588
Investment securities:
Available for sale	407,808	362,903
Held to maturity (fair value of $4,307 as of September 30, 2010 and $8,118 as of December 31, 2009)	4,231	8,009
Loans held for sale	4,936	1,208
Loans	956,324	966,998
Allowance for loan losses	(14,859)	(13,957)
Net loans	941,465	953,041
Loan pool participations, net	71,160	83,052
Premises and equipment, net	27,431	28,969
Accrued interest receivable	11,796	11,534
Other intangible assets, net	11,406	12,172
Bank-owned life insurance	18,559	18,118
Other real estate owned	4,738	3,635
Deferred income taxes	4,131	5,163
Other assets	20,120	19,391
Total assets	$1,553,528	$1,534,783
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing demand	$137,260	$133,990
Interest-bearing checking	422,684	401,264
Savings	65,182	62,989
Certificates of deposit under $100,000	378,892	394,369
Certificates of deposit $100,000 and over	179,038	187,256
Total deposits	1,183,056	1,179,868
Federal funds purchased	1,700	1,875
Securities sold under agreements to repurchase	42,779	43,098
Federal Home Loan Bank borrowings	136,200	130,200
Deferred compensation liability	3,761	3,832
Long-term debt	15,552	15,588
Accrued interest payable	2,021	2,248
Other liabilities	7,343	5,866
Total liabilities	1,392,412	1,382,575

Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000 per share; authorized 500,000
shares; issued 16,000 shares as of September 30, 2010 and December 31, 2009	$15,749	$15,699
Common stock, $1 par value; authorized 15,000,000 shares at September 30, 2010 and December 31, 2009;
issued 8,690,398 shares at September 30, 2010 and December 31, 2009; outstanding 8,613,982 shares
at September 30, 2010 and 8,605,333 shares at December 31, 2009	8,690	8,690
Additional paid-in capital	81,229	81,179
Treasury stock at cost, 76,416 shares as of September 30, 2010 and 85,065 shares at December 31, 2009	(1,063)	(1,183)
Retained earnings	53,531	48,079
Accumulated other comprehensive income (loss)	2,980	(256)
Total shareholders' equity	161,116	152,208
Total liabilities and shareholders' equity	$1,553,528	$1,534,783

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$13,777	$14,669	$41,242	$44,365
Interest and discount on loan pool participations	552	28	2,360	1,707
Interest on bank deposits	2	3	29	4
Interest on federal funds sold	—	6	4	44
Interest on investment securities:
Taxable securities	2,445	2,307	7,115	6,429
Tax-exempt securities	946	1,018	2,922	2,988
Total interest income	17,722	18,031	53,672	55,537

Interest expense:
Interest on deposits:
Interest-bearing checking	1,010	1,078	3,213	3,450
Savings	47	49	126	174
Certificates of deposit under $100,000	2,311	2,909	7,309	9,255
Certificates of deposit $100,000 and over	859	1,266	2,744	3,905
Total interest expense on deposits	4,227	5,302	13,392	16,784
Interest on federal funds purchased	4	1	6	11
Interest on securities sold under agreements to repurchase	75	97	221	348
Interest on Federal Home Loan Bank borrowings	1,170	1,533	3,560	4,115
Interest on notes payable	10	13	34	49
Interest on long-term debt	157	158	457	505
Total interest expense	5,643	7,104	17,670	21,812
Net interest income	12,079	10,927	36,002	33,725
Provision for loan losses	1,250	2,125	4,250	5,975
Net interest income after provision for loan losses	10,829	8,802	31,752	27,750

Noninterest income:
Trust and investment fees	1,049	1,050	3,497	3,121
Service charges and fees on deposit accounts	1,118	1,074	3,016	2,975
Mortgage origination and loan servicing fees	958	613	1,983	2,244
Other service charges, commissions and fees	633	568	1,793	1,603
Bank-owned life insurance income	158	154	472	576
Investment securities losses, net:
Impairment losses on investment securities	—	(1,388)	(189)	(2,002)
Less noncredit-related losses	—	—	—	—
Net impairment losses	—	(1,388)	(189)	(2,002)
Gain (loss) on sale of available for sale securities	(158)	491	312	491
Loss on sale of premises and equipment	(1)	(9)	(282)	(3)
Total noninterest income	3,757	2,553	10,602	9,005

Noninterest expense:
Salaries and employee benefits	5,838	5,863	17,319	17,463
Net occupancy and equipment expense	1,598	1,729	5,004	5,083
Professional fees	696	727	2,104	2,651
Data processing expense	421	438	1,292	1,445
FDIC Insurance expense	726	615	2,123	2,568
Other operating expense	1,605	1,785	4,752	5,195
Total noninterest expense	10,884	11,157	32,594	34,405
Income before income tax expense	3,702	198	9,760	2,350
Income tax expense	916	(636)	2,365	(443)
Net income	$2,786	$834	$7,395	$2,793
Less: Preferred stock dividends and discount accretion	$216	$216	$650	$563
Net income available to common shareholders	$2,570	$618	$6,745	$2,230

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$18.70	18.27	$17.90	$17.69	$17.65
Tangible common equity per share	15.55	15.09	14.70	14.42	14.37
Financial Ratios:
Tangible common equity/tangible assets	8.68%	8.37%	8.26%	8.16%	8.15%
Total shareholders' equity/total assets	10.37%	10.07%	10.00%	9.92%	9.93%
Total bank loans/total deposits	80.84%	79.98%	80.01%	81.96%	84.44%
Total loans + loan pools/total deposits	87.03%	86.59%	87.02%	89.18%	92.32%
Asset Quality
Gross bank loans	$956,324	956,187	$954,689	$966,998	$973,468
Allowance for bank loan losses	14,859	14,823	14,553	13,957	13,506
Net charge-offs (YTD)	3,348	2,134	904	4,745	3,446
Bank loans past due 30 - 89 days	8,695	8,947	11,078	10,075	11,171
Other real estate owned	4,738	2,634	2,547	3,635	2,608
Non-performing bank loans
Non-accrual loans	$12,710	10,525	$10,790	$9,885	$12,263
Restructured loans	6,279	6,409	3,565	2,555	2,208
Loans 90+ days past due	1,179	2,954	1,985	1,439	2,007
Total non-performing bank loans	20,168	19,888	16,340	13,879	16,478

Gross loan pools	$73,294	79,023	$83,652	$85,186	$90,841
Allowance for loan pool losses	2,134	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.48%	0.45%	0.38%	0.48%	0.47%
Nonperforming bank loans/total bank loans	2.11%	2.08%	1.71%	1.44%	1.72%
Nonperforming bank loans + other real estate/total assets	1.60%	1.44%	1.22%	1.14%	1.27%
Allowance for bank loan losses/total bank loans	1.55%	1.55%	1.52%	1.44%	1.39%
Allowance for loan pool losses/total loan pools	2.91%	2.70%	2.55%	2.51%	2.35%
Allowance for bank loan losses/nonperforming bank loans	73.68%	74.53%	89.06%	100.56%	80.66%

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2010	2009	2009
Per share data:
Ending number of shares outstanding	8,613,982	8,605,333	8,613,982	8,605,333	8,605,333
Average number of shares outstanding	8,613,754	8,605,312	8,611,418	8,604,531	8,604,733
Diluted average number of shares	8,642,424	8,605,732	8,633,509	8,604,557	8,604,754
Earnings per common share - basic	$0.30	$0.07	$0.78	$0.26	$0.42
Earnings per common share - diluted	0.30	0.07	0.78	0.26	0.42
Dividends paid per common share	0.05	0.05	0.15	0.25	0.30
Performance Ratios:
Return on average assets	0.71%	0.21%	0.64%	0.24%	0.29%
Return on average shareholders' equity	6.94%	2.21%	6.35%	2.56%	2.99%
Return on average tangible common equity	7.74%	2.02%	7.04%	2.49%	3.00%
Net interest margin (FTE)	3.41%	3.13%	3.46%	3.27%	3.27%
Average Balances:
Total bank loans, net	$940,110	$970,479	$941,884	$986,439	$990,540
Total loan pools, net	74,439	87,808	78,618	91,582	92,456
Interest-earning assets	1,471,439	1,465,826	1,458,713	1,456,002	1,457,599
Total assets	1,562,276	1,550,847	1,550,484	1,541,141	1,543,307
Interest-bearing deposits	1,047,326	1,047,359	1,049,901	1,034,015	1,035,938
Interest-bearing liabilities	1,247,043	1,252,749	1,241,267	1,251,245	1,251,460
Stockholders' common equity	143,511	134,094	140,015	132,337	133,372
Total equity	159,252	149,769	155,739	145,997	147,544